EXHIBIT 99.1

Energy XXI Provides Operational Update

• Main Pass 61 development wells to add near-term oil production and reserves
• South Timbalier 21 recompletion work adds production
• Pending development, hurricane-repair projects near completion
• Insurance settlement funds received

HOUSTON – Oct. 13, 2009 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) today announced it has successfully drilled and is working to complete three development wells at the Main Pass 61 oil field and provided updates on other activity.
Energy XXI has a 50 percent working interest (WI), a 39.2 percent net revenue interest (NRI) and serves as operator of the Main Pass 61 oil field offshore Louisiana.  The MP 61 #C-9 well was spud Sept. 5 and drilled to a total vertical depth (TVD) of 9,000 feet.  Logs indicate that the well encountered a greater-than-expected 122 net feet of oil pay in the BA-4AA1, BA-4AA2, BA-4AA2B and J-6 sands between 7,145 and 7,810 feet TVD.  An exploration tail was drilled for the CY-2 horizon below 8,000 feet TVD and encountered 10 net feet of high quality oil pay, proving the existence and trapping of hydrocarbons in deeper horizons below the main field pays. Energy XXI plans to pursue the CY-2 horizon and additional deeper tests with future drilling efforts.  The J-6 sand will be completed, with an initial production rate of between 2,000 and 4,000 barrels of oil equivalent (BOE) per day (780 to 1,570 BOE per day net to Energy XXI) expected to commence by November.  The BA-4AA1, BA-4AA2 and BA-4AA2B sands represent proved reserve bookings and future recompletion opportunities, following depletion of the deeper J-6 sand.
The MP 61 #A-11 well was spud Sept. 14 and drilled to 7,386 feet TVD.  Logs indicate that the well encountered 61 net feet of oil pay in the target J-6 sand.  Initial production of between 1,000 and 2,000 BOE per day (390 to 780 BOE per day net to Energy XXI) is expected to begin in November.
A third Main Pass 61 well, the A-10, was spud Sept. 7 and initially drilled to 6,990 feet TVD.  Logs indicated that the well encountered 45 net feet of hydrocarbon pay in the target J-6 sand in an up-dip attic area, but with a gas/oil contact near the top of the sand. The A-10 was sidetracked away from the gas and drilled to 7,187 feet TVD.  It found the J-6 sand full to base with 73 net feet of oil pay.  Initial production of between 1,500 and 3,000 BOE per day (590 to 1,180 BOE per day net to Energy XXI) is expected to begin by November.
“Our capital program in the Main Pass area was intended to deliver rapid cash returns through low-risk, low-cost development activity,” Energy XXI President and COO Steve Weyel said.  “We appear to have exceeded our targets with these three wells, with positive implications for production volumes and reserves additions.”
At the company’s 100 percent owned South Timbalier 21 oil field offshore Louisiana (83.3 percent NRI), the ST 21 #128 well was reconditioned in the D-7 sand at approximately 11,400 feet TVD and placed on production Sept. 23 at about 1,400 BOE per day, net.  In addition, the ST #75 well was recompleted within the Rob E sand at approximately 9,300 feet and brought online Oct. 6 at a net rate of 700 BOE per day.

In other activity, the Fastball discovery at Vioska Knoll 1003 offshore Louisiana is nearing first production.  This Newfield-operated project, in which Energy XXI holds a 16.7 percent NRI, is expected to be placed online in early November at a rate of between 1,300 and 1,600 BOE per day, net to Energy XXI.
Onshore Louisiana, in Vermillion Parish, the Energy XXI operated Cote de Mer discovery also is nearing first production.  This project, in which Energy XXI holds a 23.6 percent NRI, is expected to be placed online in November at a rate of between 750 and 1,200 BOE per day, net to Energy XXI.
Several significant company properties offshore Louisiana continue to be curtailed due to hurricane damage on third-party pipelines.  The Eugene Island 280 field (21.4 percent NRI) now is expected to return to service in November at between 250 and 300 BOE per day, net to Energy XXI; the East Cameron 334/335 field (42.5 percent NRI) is expected to return to service in December at between 900 and 1,100 BOE per day, net to Energy XXI; and the South Pass 49 field (21.2 percent NRI) is expected to return to service in February at between 700 and 800 BOE per day, net to Energy XXI.
“We have a solid inventory of projects expected to be placed on production in the near-term.  In November, excluding the return of any hurricane-affected volumes, our production should exceed 20,000 BOE per day,” Weyel said.
In addition to development activities, Energy XXI is funding 14.1 percent of the exploratory costs to earn a 15.8 percent WI and 12.6 percent NRI at the ultra-deep Davy Jones prospect at South Marsh Island Block 230 on the Gulf of Mexico shelf, offshore Louisiana.  This McMoRan-operated well, which is in 20 feet of water, is drilling below 24,000 feet toward a proposed target depth of 28,000 feet, seeking to test the Eocene (Wilcox), Paleocene and possibly Cretaceous (Tuscaloosa) sections within a large ultra-deep structure encompassing four OCS lease blocks.

Insurance Settlement Proceeds
As previously announced, Energy XXI recently reached agreement with its lead insurance underwriters on a $53 million global settlement of outstanding claims related to last year’s hurricane damage.  All of the proceeds have since been received.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations (including information in the attached Operations Report) adheres to the standard set by the Society of Petroleum Engineers.  Tom O’Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Macquarie Capital (Europe) Limited are Energy XXI listing brokers in the United Kingdom.  To learn more, visit the Energy XXI website at www.energyXXI.com.

GLOSSARY

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

Bcfe – billion cubic feet equivalent, used to equate liquid barrels to natural gas volumes at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MBOE – thousand barrels of oil equivalent.

MMBOE – million barrels of oil equivalent.

MD – measured depth.

Net Pay – cumulative hydrocarbon-bearing formations.

Spud – to begin drilling a well.

TD – target total depth of a well.

TD’d – to finish drilling a well.

TVD – total vertical depth.

Workover / Recompletion – operations on a producing well to restore or increase production. A workover or recompletion may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
+44 207 523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Mark Antelme
+44 203 178 6242
mark.antelme@pelhampr.com